Exhibit 11
     GROW GROUP, INC. AND SUBSIDIARIES
     COMPUTATION OF EARNINGS PER SHARE
     (In thousands except per share amounts)

                                      Six Months Ended      Three Months Ended
                                        December 31,           December 31,
                                       1993      1992        1993       1992

     Primary:
     Average shares outstanding    16,028,000  13,469,000   16,034,000 3,934,000
     Dilutive stock options based
       on the treasury stock method
       using the average market
       price                           57,000      60,000      57,000     66,000
                                   16,085,000  13,529,000  16,091,000 14,000,000
     Income (loss) from continuing
       operations                  $6,015,000  $4,090,000   $1,916,000  $917,000
     Discontinued operations                     (269,000)             (391,000)
     Extraordinary item                          (446,000)              (97,000)
     Net income (loss)             $6,015,000  $3,375,000  $1,916,000  $ 429,000

     Per share:
     Income (loss) from continuing
       operations                    $.37      $.30           $.12      $.07
     Discontinued operations                   (.02)                    (.03)
     Extraordinary item                        (.03)                    (.01)
     Net income (loss)               $.37      $.25           $.12      $.03